Exhibit 4.10

CONFORMED COPY

USD150,000,000

FACILITY AGREEMENT

dated 31 March 2004

for

Standard Commercial Tobacco Co., Inc.

Standard Commercial Tobacco Company (UK) Limited

Trans-Continental Leaf Tobacco Corporation Limited

arranged by

DEUTSCHE BANK AG in Hamburg

as Arranger

and

ING BANK N.V., London Branch

(in conjunction with ING BHF-BANK AG, Hamburg)

as Co-Arranger

with

ING BANK N.V., London Branch

acting as Agent

[GRAPHIC]

F3/KB/1279180.17

M1209.00275

CONTENTS

		PAGE
CLAUSE

	SECTION 1 INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION	1

	SECTION 2 THE FACILITY

2.	THE FACILITY	12

3.	PURPOSE	12

4.	CONDITIONS OF UTILISATION	12

	SECTION 3 UTILISATION

5.	UTILISATION	14

6.	OPTIONAL CURRENCIES	14

	SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT	16

8.	PREPAYMENT AND CANCELLATION	16

	SECTION 5 COSTS OF UTILISATION

9.	INTEREST	19

10.	INTEREST PERIODS	20

11.	CHANGES TO THE CALCULATION OF INTEREST	21

12.	FEES	22

	SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES	23

14.	INCREASED COSTS	27

15.	OTHER INDEMNITIES	28

16.	MITIGATION BY THE LENDERS	29

17.	COSTS AND EXPENSES	29

	SECTION 7 GUARANTEE

18.	GUARANTEE AND INDEMNITY	30

	SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS	33

20.	INFORMATION UNDERTAKINGS	37

21.	FINANCIAL COVENANTS	41

22.	GENERAL UNDERTAKINGS	45

23.	EVENTS OF DEFAULT	52

	SECTION 9 CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS	56

	SECTION 10 THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER	59

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	61

28.	SHARING AMONG THE FINANCE PARTIES	63

	SECTION 11 ADMINISTRATION

29.	PAYMENT MECHANICS	65

30.	SET-OFF	67

31.	NOTICES	67

32.	CALCULATIONS AND CERTIFICATES	69

33.	PARTIAL INVALIDITY	69

34.	REMEDIES AND WAIVERS	69

35.	AMENDMENTS AND WAIVERS	69

36.	COUNTERPARTS	70

	SECTION 12 GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW	71

38.	ENFORCEMENT	71

SCHEDULES		72

1.	THE ORIGINAL PARTIES	72

2.	CONDITIONS PRECEDENT	75

3.	UTILISATION REQUEST	77

4.	MANDATORY COST FORMULAE	78

5.	FORM OF TRANSFER CERTIFICATES	81

6.	FORM OF COMPLIANCE CERTIFICATE	83

7.	EXISTING SECURITY	85

8.	LMA FORM OF CONFIDENTIALITY UNDERTAKING	89

9.	TIMETABLES	93

10.	WOOL GROUP COMPANIES	94

11.	EMPLOYEE BENEFIT PLANS (ERISA)	95

12.	BORROWING BASE CERTIFICATE	96

13.	EXCLUDED COMPANIES	97

- ii -

THIS AGREEMENT is dated 31 March 2004 and made between:

(1)	STANDARD COMMERCIAL CORPORATION (the “Principal Guarantor”);

(2)	THE SUBSIDIARIES of the Principal Guarantor listed in Part I of Schedule 1 as borrowers (the “Borrowers”);

(3)	THE SUBSIDIARIES of the Principal Guarantor listed in Part I of Schedule 1 as guarantors (together with the Principal Guarantor the “Guarantors”);

(4)	DEUTSCHE BANK AG in Hamburg as Arranger and ING BANK N.V., London Branch as Co-Arranger (whether acting individually or together the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II and Part III of Schedule 1 as lenders (the “Original Lenders”); and

(6)	ING BANK N.V., London Branch as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00am on a particular day.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date on which the Agent gives notice to the Obligors and the Lenders under Clause 4.1 (Initial Conditions Precedent) to and including the date falling 30 days prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Base Currency” means dollars.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

“Bonds” means the $150,000,000 notes 2012 issued by the Principal Guarantor.

“Borrower” means a Subsidiary of the Principal Guarantor listed in Part 1 of Schedule 1 as a borrower.

“Borrowing Base Certificate” means a certificate delivered under clause 20.4 (Borrowing Base Certificate).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Hamburg and, in relation to any date for payment and purchase of euro, any TARGET Day.

“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended and all implementing regulations.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Commitment” in Part II or Part III of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Principal Guarantor and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“dollars” and “$” mean the lawful currency for the time being of the United States of America.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including, without limitation, any Plan, defined benefit plan, defined contribution plan, welfare plan, Multiemployer Plan, plan subject to Section 4063 of ERISA, and any plan providing post-employment or post-retirement benefits), or any plan within the meaning of Section 4975(e) of the Code, or any other employee benefit plan within the meaning of any applicable Foreign Benefits Law.

“Environmental Claim” means any written notice of violation, claim, demand or other order (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines or penalties resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (whether sudden or non-sudden or accidental or non-accidental), of, or exposure to, any Hazardous Material, in, into or onto the environment at, in, or from any Facility Plant (ii) the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility Plant, or (iii) the violation, or alleged violation, of any statute, ordinance, order, rule, regulation, permit or license of or from any governmental authority, agency or court relating to Hazardous Materials with respect to the Facilities or any Facility Plant.

“Environmental Laws” means all laws relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery, compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials or to the generation, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to any Principal Guarantor or any of its respective Subsidiaries or any of their respective properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state, Federal and foreign statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination; for the avoidance of doubt, reference to such laws shall include any period of time provided for in such laws for Persons to come into compliance with such laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all implementing regulations.

“ERISA Group” means the Group and all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with any members of the Group, are treated as a single employer for purposes of Section 414 of the Code, Title I or IV or ERISA or any comparable provision of any applicable Foreign Benefits Law.

“euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excluded Company” means a company identified in Schedule 13 (Excluded Companies) provided that if:

(a)	any Excluded Company has net assets equal to or greater than 2% of the consolidated net assets of the Group as demonstrated by the most recent financial statements delivered under clause 20.1 (Financial statements); or

(b)	any Excluded Company contributes more than 2% of EBITDA as demonstrated by the most recent financial statements delivered under clause 20.1 (Financial statements),

then it shall no longer be an Excluded Company.

“Excluded Proceedings” means:

(a)	legal proceedings which the Obligors establish to the satisfaction of the Agent (acting reasonably) are frivolous or vexatious and without legal foundation; or

(b)	legal proceedings (not being proceedings relating to a petition for the administration of any member of the Group) which the Obligors establish to the satisfaction of the Agent (acting reasonably) are being contested in good faith by the relevant member of the Group and are:

(i)	if the relevant proceedings relate to a petition for the winding-up of the relevant member of the Group, dismissed before they are advertised or supported or an order is made; and

(ii)	dismissed within 30 days.

“Facility Plant” means any plant, factory, warehouse or other facility at which the Principal Guarantor or any of its Subsidiaries conducts business, or otherwise owned, leased or operated by the Principal Guarantor or any of its Subsidiaries.

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Principal Guarantor (or the Agent and the Principal Guarantor) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter and any other document designated as such by the Agent and the Principal Guarantor.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark to market value shall be taken into account as measured under GAAP);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Statements”:

(a)	each of the Original Financial Statements; and

(b)	any accounts or financial statements delivered to the Agent under Clause 19.11(Financial Statements).

“First Utilisation” means the first Utilisation of the Facility which shall be in an amount which is at least the amount required to refinance all loan amounts outstanding under facilities regulated by the MFA and shall be applied, inter alia, to refinance in full all such amounts.

“Foreign Benefits Agency” means any government agency or authority, whether or not comparable to the PBGC, the Department of Labor or the Internal Revenue Service, that supervises Employee Benefit Plans and/or tax or other matters related thereto under applicable Foreign Benefits Law.

“Foreign Benefits Law” means any law, rule, regulation or order of any jurisdiction outside the United States of America, whether or not comparable to ERISA or the Code, governing or relating to Employee Benefit Plans and/or to taxation in respect thereof.

“GAAP” in relation to any company means generally accepted accounting principles in the jurisdiction of incorporation of that company.

“Group” means the Principal Guarantor and its Subsidiaries for the time being.

“Guarantor” means the Principal Guarantor and each Subsidiary of the Principal Guarantor listed in Part 1 of Schedule 1 as a guarantor.

“Hazardous Materials” means (i) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, or any toxic wastes which (a) pose a hazard to any property of the Principal Guarantor or any of its Subsidiaries or to

Persons on or about such property or (b) cause such property to be in violation of any Environmental Laws, (ii) asbestos in any form which is friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (iii) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable local, state, Federal or foreign law or under the regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, and (iv) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority having jurisdiction over the Principal Guarantor or any of its Subsidiaries or any of their respective properties.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“LMA” means the Loan Market Association.

“Majority Lenders” means:

(a)	until the Total Commitments have been reduced to zero, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Margin” means the applicable margin determined by reference to clause 9.5 (Margin ratio).

“Material Adverse Effect” means any effect, any event or circumstance (on its own or in combination with any other effects, events or circumstances then in existence), which is or is reasonably likely to be materially adverse to the business or financial condition of the Tobacco Group or on the ability of any of the Obligors to perform its obligations under the Finance Documents.

“MFA” means the Master Facilities Agreement dated 5 May 1995 to which, inter alia, the Obligors are party, as amended from time to time prior to the date of this Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Multiemployer Plan” means an employee pension benefit plan defined in Sections 3(37) or 4001(a)(3) of ERISA or as provided for in any applicable Foreign Benefits Law, to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.

“Obligor” means a Borrower or a Guarantor.

“OECD” means the Organisation for Economic Co-operation and Development.

“Optional Currency” means euros.

“Original Financial Statements” means:

(a)	in relation to the Principal Guarantor, the audited consolidated financial statements of the Group for the financial year ended 31 March 2003; and

(b)	in relation to each Obligor other than the Principal Guarantor, its audited financial statements for its financial year ended 31 March 2003.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefits Guaranty Corporation, or any other organization succeeding to it or its functions.

“Person” means any natural or legal person under the laws of any jurisdiction.

“Plan” means an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA (other than a Multiemployer Plan or plan subject to Section 4063 of ERISA) which is intended to qualify under Section 401 of the Code, or under any other comparable provision of any applicable Foreign Benefits Law, and either (a) is maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time in the preceding six years been maintained or contributed to, by any Person which was at such time a member of the ERISA Group.

“Prohibited Transaction” means, with respect to any Employee Benefit Plan, or with respect to the Principal Guarantor, or any member of the ERISA Group or any other Person defined as a “party in interest” under ERISA or a “disqualified person” under the Code, any transaction in violation of Sections 406 or 407 of ERISA which is not exempt pursuant to ERISA or any “prohibited transaction” as defined in Section 4975(c)(1) of the Code which is not exempt under the Code, or any other transaction in violation of any comparable provision under any Foreign Benefits Law.

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means the principal London office of ING Bank N.V. and Deutsche Bank AG in Hamburg or such other banks as may be appointed by the Agent in consultation with the Obligors.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration in, by or from any Facility into the indoor or outdoor environment, including the movement of any Hazardous Materials through the air, soil, surface water, groundwater or property.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means those representations expressed in clause 19.17 (Repetition) to be repeated on the date of each Utilisation Request and the first day of each Interest Period.

“Reservations” has the meaning set out in clause 19.2 (Binding obligations).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	made or to be made to the same Borrower for the purpose of refinancing a maturing Loan.

“SCTCI” means Standard Commercial Tobacco Co., Inc.

“SCTCUK” means Standard Commercial Tobacco Company (UK) Limited.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Subsidiary” means that a company is a subsidiary of another company (its “Parent”) if its Parent:

(a)	holds a majority of the voting rights in it ; or

(b)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(c)	is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Taxes Act” means the Income and Corporation Taxes Act 1988.

“TCLTC” means Trans-Continental Leaf Tobacco Corporation Limited.

“Termination Date” means:

(a)	in the case of each Borrower other than TCLTC, the date falling three years after the date of this Agreement; and

(b)	in the case of TCLTC, the date falling two years after the date of this Agreement unless the Agent (acting on the instructions of the Majority Lenders serves notice in writing to TCLTC at least 11 Months prior to the date falling two years after the date of this Agreement stating that the Termination Date for TCLTC shall be the date falling three years after the date of this Agreement, in which case that date shall be the Termination Date for TCLTC (and, for the avoidance of doubt, TCLTC shall have no right to refuse such extension if such notice is served).

“Tobacco Group” means all the Tobacco Group Companies.

“Tobacco Group Companies” means the members of the Group except for the Wool Group Companies and each is a “Tobacco Group Company”.

“Total Commitments” means the aggregate of the Commitments, being $150,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in one of the forms set out in Schedule 5 (Form of Transfer Certificates) or any other form agreed between the Agent and the Obligors.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which a Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“WAFS” means the worldwide available for sale system or such successor system as the Group shall implement for the purpose of monitoring Uncommitted Inventory (as defined in clause 21 (Financial Covenants)).

“Wool Group Companies” means the companies specified in Schedule 10 (Wool Group Companies) and each is a “Wool Group Company”.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees.

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	Any reference in this Agreement to any person shall, when construing any provision for the purposes of VAT (where appropriate) be deemed, at any time when such person is a member of a group for the purposes of sections 43 to 43C of the Value Added Tax Act 1994, to include a reference to the representative member of such group at such time.

(e)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a dollar revolving loan facility in an aggregate amount equal to the Total Commitments, provided that the aggregate principal amount of the Loans borrowed by SCTCI shall not exceed $50,000,000 at any time (or the equivalent in the Optional Currency).

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility:

(a)	in respect of the First Utilisation, to refinance existing borrowings under facilities which are subject to the terms of the MFA; and

(b)	in respect of subsequent Utilisations, to finance the purchase, processing and/or sale of tobacco by Tobacco Group Companies.

3.2	Monitoring

No Finance Party is bound under this Agreement to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 11 or more Loans would be outstanding under this Agreement.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or the Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of $5,000,000 or, if less, the Available Facility and a multiple of $1,000,000;

(ii)	if the currency selected is the Optional Currency, a minimum of €5,000,000 or, if less, the Available Facility and a multiple of €1,000,000, and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the maturing Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans

Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Obligors, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Obligors or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Principal Guarantor:

(i)	the Principal Guarantor shall promptly notify the Agent upon becoming aware of that event;

(ii)	if the Majority Lenders so require, the Agent shall, by not less than 5 days notice to the Principal Guarantor, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means the acquisition of more than 30 per cent of the equity share capital (as defined in section 744 of the Companies Act 1985) of the Principal Guarantor) or the acquisition of more than 30 per cent. of the voting rights attributable to any class of share capital of the Principal Guarantor.

(c)	For the purpose of paragraph (a) above “acting in concert” shall have the same meaning as in the City Guide on Takeovers and Mergers.

8.3	Voluntary cancellation

The Borrowers may, if they give the Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $10,000,000) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Principal Guarantor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Borrowers may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.5	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan having an Interest Period in excess of one Month (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of $10,000,000).

8.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Principal Guarantor or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin (determined in accordance with clause 9.5 (Margin ratio) below);

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is 2 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Margin Ratio

(a)	Subject to paragraphs (b) and (d) below, the Margin will be determined by reference to the table below and the information set out in the relevant Compliance Certificate.

Consolidated Interest Coverage EBITDA : Consolidated Interest Expense (the “Margin Ratio”)	Margin (% per annum)
Less than 3.0:1	2.125%

Equal to or greater than 3.0:1 up to and including 6.0:1	2%

Greater than 6.0:1	1.875%

(b)	The Margin Ratio will be tested first on the date on which the Compliance Certificate is delivered under this Agreement in accordance with clause 20.2 (Compliance Certificate) in respect of the audited consolidated financial statements of the Group for the 12 month period ending on 31 March 2005 and thereafter calculated semi-annually on a rolling 12 months basis by reference to the four most recent Compliance Certificates delivered pursuant to clause 20.2 (Compliance Certificate).

(c)	Any change in the Margin will take effect for all purposes under this Agreement from the date falling two Business Days after the receipt by the Agent of a Compliance Certificate.

(d)	Until the first anniversary of the date of this Agreement, the applicable Margin shall be 2 per cent. per annum.

(e)	If at the time a decrease in the Margin is to take effect a Default is continuing, such decrease shall not take effect at that time but such decrease shall take effect (if applicable) from the date such Default ceases to be continuing. For the avoidance of doubt, nothing in this clause 9.5 shall affect in any way the obligation of the Obligors under clause 21.1.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower may select an Interest Period of one week or 1, 2, 3, or 6 Months or any other period agreed between a Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to that Borrower.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or any Borrower so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	SCTCI shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency in respect of the unutilised and uncancelled portion of that Lender’s Available Commitment (its “Unutilised Commitment”) for the Availability Period.

(b)	The commitment fee shall be payable at the rate of 0.5 per cent per annum on each Lender’s Unutilised Commitment during the first 12 months following the date of this Agreement and thereafter at the rate of 0.75 per cent per annum on each Lender’s Unutilised Commitment.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period and on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Obligors shall pay to the Agent, for the account of the Arranger, an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Obligors shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	“Qualifying Lender” means a Lender which (a) is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document, and (b) has executed and delivered to the Principal Guarantor a form W8-BEN with respect to exemption from United States withholding tax on payments by the Borrowers pursuant to this Agreement and (c) which is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made,

and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(B)	a partnership each member of which is a company resident in the United Kingdom for United Kingdom tax purposes; or

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 11(2) of the Taxes Act); or

(iii)	a Treaty Lender;

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and that interest payable in respect of that advance falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)	is entitled to the benefit of the interest article in the applicable double taxation agreement.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means:

(i)	where a Lender becomes a Party on the day on which this Agreement is entered into, a Lender listed in Part III of Schedule 1 (The Original Parties); and

(ii)	where a Lender becomes a Party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party to this Agreement.

(c)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors shall promptly upon any Obligor becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Principal Guarantor and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	(A) the relevant Lender is a UK Non-Bank Lender, or would have been a UK Non-Bank Lender were it not for any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; and

(B)	the Board of the Inland Revenue has given (and not revoked) a direction under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this Agreement) which relates to that payment and that Obligor has notified that UK Non-Bank Lender of the precise terms of that notice;

(iii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within ninety days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Principal Guarantor by entering into this Agreement.

(i)	A UK Non-Bank Lender shall promptly notify the Principal Guarantor and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(j)

The Original Lenders hereby confirm that they are Qualifying Lenders as at the date of this Agreement. Each of the Original Lenders which has not already executed forms W8-BEN with respect to exemption from United States withholding tax on payments by the Borrowers pursuant to this Agreement shall execute such a form and deliver it to the Principal Guarantor prior to the first date on which the Facility becomes available for drawing.

13.3	Tax indemnity

(a)	The Obligors shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Principal Guarantor.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 1.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

Each Obligor will, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Principal Guarantor.

15.3	Indemnity to the Agent

Each Obligor shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Obligors, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	Each Obligor shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

Each of the Obligors shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Obligors shall, within ten Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

Each of the Obligors shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity of SCTCI

SCTCI irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each of SCTCUK and TCLTC of all their respective obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever SCTCUK and/or TCLTC does not pay any amount when due under or in connection with any Finance Document, SCTCI shall immediately on first demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Guarantee and indemnity of SCTCUK and TCLTC

Each of SCTCUK and TCLTC irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the other of them of all that other’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the other of them does not pay any amount when due under or in connection with any Finance Document, it shall immediately on first demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.3	Guarantee and indemnity of the Principal Guarantor

The Principal Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Principal Guarantor shall immediately on first demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on first demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.4	Continuing guarantee

The guarantees set out in subclauses 18.1, 18.2 and 18.3 above are continuing guarantees and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. For the avoidance of doubt, no amount shall be due under any guarantee from an Obligor under this clause 18 (in such capacity the “paying Obligor”) in respect of a sum due from another Obligor (in such capacity the “Principal”) which sum represents a claim under the guarantee obligations of the Principal under this Clause 18 in respect of an amount owing by the paying Obligor under any Finance Document.

18.5	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.6	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings;

(h)	any defect in any provision of any Finance Document;

(i)	any absence or insufficiency of corporate resolutions relating to any Financial Indebtedness;

(j)	any defence based on lack of diligence by the Lenders in seeking recovery against the Borrowers and/or in the collection, protection and/or realisation upon any collateral securing the amounts guaranteed under this clause 18 including without limitation, any defence under Sections 26-7 through to 26-9 of the North Carolina General Statutes;

(k)	any absence of licences or other authorisations or any factual or legal restrictions or limitations existing or introduced at any time after this date of this Agreement in any Obligor’s jurisdiction of incorporation; or

(l)	any agreement made between the Agent and/or any Lender relating to any indebtedness under any Finance Document, including any extension of its term of payment and any rescheduling or restructuring of any such indebtedness.

18.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.8	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.9	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.10	Additional security

The guarantees in this clause 18 are in addition to and are not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party. Any sum falling within the ambit of this clause 18 which may not be recoverable from a Guarantor on the basis of its guarantee for any reason whatsoever shall nonetheless be recoverable from such Guarantor on the basis of a primary obligation to each Lender to indemnify it against any loss incurred by it as a consequence of any Borrower failing to perform any payment obligation under any Finance Document.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly incorporated and validly existing (and, in the case only of the Principal Guarantor and SCTCI, is in good standing) under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) (the “Reservations”), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it in any respect where the consequences of such conflict may have a Material Adverse Effect;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets in any respect where such conflict may have a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; or

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; or

(c)	to make its obligations under each of the Finance Documents legal, valid, binding and enforceable (subject to the Reservations).

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	Subject to the Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

Subject to the Reservations, it is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

19.10	Information

(a)	All factual information provided to the Lenders and Arrangers prior to the date of this Agreement for the purpose of this Agreement or enabling the Lenders and Arrangers to make a credit assessment of the Group in connection with the Facility (the “Credit Information”) was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

(b)	The financial projections forming part of the Credit Information were prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has occurred or been omitted from the Credit Information and no information has been given or withheld that results in any of the Credit Information being untrue or misleading in any material respect.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Principal Guarantor) during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Principal Guarantor) since 31 December 2003.

(d)	The most recent Financial Statements (including their notes) give a true and fair view of the state of affairs (or, in the case of management accounts, present with reasonable accuracy the financial position) of the Tobacco Group or member of the Tobacco Group (as the case may be) at the date to which they were made up and have been prepared in accordance with GAAP consistently applied. In particular, the Financial Statements:

(i)	make adequate provision for or disclose all material liabilities (actual, contingent or disputed including financial lease commitments, pension and Tax liabilities) and all material capital commitments of the Tobacco Group or member of the Tobacco Group at such date; and

(ii)	do not consolidate or include the results of any associated company which is not a wholly owned Subsidiary of the Principal Guarantor.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect, other than as disclosed in the most recent filings to the Securities and Exchange Commission, have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14	Environmental Law

(a)	The operations of each of the Obligors and each of the other members of the Group comply with all Environmental Laws except where the failure so to comply might not reasonably be expected to have a Material Adverse Effect or result in any liability to any Finance Party.

(b)	Each Obligor and each of the other members of the Group with a Facility Plant or operations in the United States of America have obtained all material environmental permits, licenses and approvals necessary for their respective Facilities and operations; all such permits, licenses and approvals are in full force and effect, and the Principal Guarantor and each of the other members of the Group with a Facility Plant or operations in the United States of America is in compliance with all terms and conditions of such permits, licenses and approvals except where the failure so to comply might not reasonably be expected to have a Material Adverse Effect or result in any liability to any Finance Party.

(c)

No Obligor and no other member of the Group with a Facility Plant or operations in the United States of America has in the last five years received (A) any written notice or claim which remains unresolved to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Materials or (B) any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state or foreign laws which remains unresolved, and to each Obligor’s knowledge, none of the Facilities in the United States of

America and none of the operations of the Obligors or any of the other members of the Group with a Facility Plant or operations in the United States of America is the subject of any Federal or state or foreign investigation evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material at any Facility Plant or at any other location.

(d)	None of the operations of any of the Obligors or any of the other members of the Group with a Facility Plant or operations in the United States of America is the subject of any pending judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws.

(e)	None of the Obligors and none of the other members of the Group with a Facilities Plant or operations in the United States of America, and none of the present or past Facility Plants or operations of any of them, has received any outstanding written order from any governmental authority respecting (1) any Environmental Laws or (2) any Environmental Claims.

(f)	None of the Obligors and none of the other members of the Group with a Facility Plant or operations in the United States of America has any current obligation under Environmental Laws to remediate any Release of any Hazardous Materials by any Obligor or any of such members of the Group except for remediations which could not reasonably be expected to have a Material Adverse Effect or result in any liability to any Finance Party.

(g)	No Security in favour of any governmental authority for (1) any liability under Environmental Laws, or (2) damages arising from or costs incurred by such governmental authority in response to a Release has been filed or attached to any Facility Plant of any of the Obligors or any of the other members of the Group with a Facility Plant or operations in the United States of America.

19.15	Compliance with ERISA and Foreign Benefits Laws

(a)	Attached to this Agreement as Schedule 11 is a description of:

(i)	all of the Employee Benefit Plans which are or have been maintained or contributed to by any member of the ERISA Group, or any former member of the ERISA Group, currently or within the last six preceding years under United States law; and

(ii)	maintained or contributed to by any Borrower under any applicable Foreign Benefits Law.

Each Employee Benefit Plan in the United States of America intended to qualify does so qualify under Section 401 of the Code and any comparable provision of any applicable Foreign Benefits Law. No Employee Benefit Plan has been the subject of an audit or investigation by the Internal Revenue Service, the United States Department of Labour, the Pension Benefit Guaranty Corporation or any other federal governmental entity with responsibility for the regulation and enforcement of ERISA, the Code, or other federal or state law governing employee benefits, or any applicable Foreign Benefits Agency or other taxation authority of any jurisdiction outside the United States of America, and no written or verbal notice of any such audit or investigation has been received by any member of the ERISA Group.

(b)

There is: (i) no accumulated funding deficiency (within the meaning of ERISA and the Code) with respect to any Employee Benefit Plan; (ii) no termination of any Employee Benefit Plan or trust which could result in any material liability to the PBGC or any Foreign Benefits Agency; (iii) no “reportable event” (as that term is defined in Section 4043 of ERISA) which could reasonably be expected to constitute grounds for termination of any Employee Benefit Plan or trust by the PBGC, and no comparable event under applicable Foreign Benefits Law; (iv) no Prohibited Transaction with respect to an Employee Benefit Plan which, individually or in the aggregate, could reasonably be expected to result in any liability to the Borrower or its Subsidiaries in an aggregate amount in excess of $1,000,000, and no comparable event under applicable Foreign Benefits Law; and (v) no breach of any fiduciary duties under Section 404 or 405 of ERISA or any applicable Foreign Benefits Law which could result in any material liability to any Tobacco Group Company.

(c)	The Obligors and their Subsidiaries do not have any material liabilities with respect to welfare plans of any member of the ERISA Group save as disclosed in the Original Financial Statements.

(d)	The Obligors and each of their Subsidiaries have complied with any and all Foreign Benefits Laws relating to all Employee Benefit Plans and no defaults or liabilities exist under such plans that could reasonably be expected to apply to, or result in any liability (whether direct, contingent or otherwise) of the Borrower or any of its Subsidiaries.

(e)	None of the Obligors, any Subsidiary of the Obligors, any member of the ERISA Group or any Employee Benefit Plan is a party to any ongoing litigation or other proceeding relating to, or seeking benefits under, any Employee Benefit Plan, and there are no Employee Benefit Plans that provide post-employment or post-retirement health benefits except as required by Code 4980B.

19.16	Margin Stock

No Obligor is engaged, and no Obligor will engage, principally or as one of its important activities in the business, whether direct or incidental, of purchasing or carrying “margin stock” (within the meaning of such term in Regulations T, U or X of the Board of Governors of the Federal Reserve System of the United States of America) or of extending credit to others for purchasing or carrying “margin stock”. None of the proceeds of the Loans will be used, whether directly or indirectly, for the purpose of purchasing or carrying “margin stock” or for any other purpose that could violate, or cause any Lender to violate, said Regulations T, U or X.

19.17	Repetition

The representations in clauses 19.1 to 19.9 and 19.11(c) and (d) to 19.16 inclusive are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Principal Guarantor shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within the time period specified in clause 20.2(c) below after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each Obligor for that financial year; and

(b)	as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years:

(i)	its consolidated financial statements, Form 10-Q Report and other financial information required to be filed with the Securities and Exchange Commission for that quarter; and

(ii)	the financial statements of each Obligor for that financial quarter.

20.2	Compliance Certificate

(a)	The Principal Guarantor shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one officer of the Principal Guarantor and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), shall be reported on by the Principal Guarantor’s auditors in the form set out in Part 2 of Schedule 6 (Compliance Certificate).

(c)	The time periods referred to in clause 20.1(a) for supply of financial statements shall be:

(i)	90 days following the end of its financial year in the case of each of the Principal Guarantor and SCTCI; and

(ii)	180 days following the end of its financial year in the case of each of SCTCUK and TCLTC.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Principal Guarantor pursuant to Clause 20.1 (Financial statements) shall be certified by an officer of the Principal Guarantor as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Principal Guarantor shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

(c)	The Principal Guarantor shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause

21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Borrowing Base certificate

The Obligors shall provide to the Agent quarterly within 45 days after each quarter of its financial year (or monthly if at any time the availability demonstrated in the most recent Borrowing Base Certificate against the heading “Availability” is $15,000,000 or less), a certificate setting out a calculation of the Borrowing Base as at the last day of such month (or week, as the case may be) in the form or substantially the form of Schedule 12.

20.5	Uncommitted Inventory

If, and for so long as Uncommitted Inventory exceeds $80,000,000 in value on a quarterly reporting date, the Principal Guarantor shall report monthly to the Agent in writing by no later than 15 days after the end of the relevant month stating:

(a)	the current level of Uncommitted Inventory; and

(b)	the steps being taken to reduce such level of Uncommitted Inventory.

20.6	Information: miscellaneous

(a)	The Principal Guarantor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	all documents dispatched by the Principal Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched; and

(ii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request (subject to any confidentiality obligations imposed on the Principal Guarantor or any other member of the Group).

(b)	The Obligors shall supply to the Agent (in sufficient copies for all the Lenders if the Agent so requests) promptly upon any Obligor becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and which might, if adversely determined, have a Material Adverse Effect.

20.7	Financial Indebtedness

The Obligors shall promptly notify the Agent in writing (with sufficient copies for all the Lenders) of any Financial Indebtedness incurred by any Tobacco Group Company in excess of $10,000,000 (individually or in aggregate) which has or may have a maturity longer than 364 days, excluding any Financial Indebtedness incurred as part of the seasonal financing of tobacco.

20.8	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, an Obligor shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.9	Use of websites

(a)	The Obligors may satisfy their respective obligations under this Agreement to deliver any information in relation to those Lenders ( the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Principal Guarantor and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Obligors and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Principal Guarantor and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Obligors accordingly and the Obligors shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event an Obligor shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Principal Guarantor and the Agent.

(c)	Each Obligor shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	it becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If an Obligor notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each

Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within ten Business Days.

21.	FINANCIAL COVENANTS

21.1	Interest Cover Ratio

Each Obligor shall procure that the ratio of EBITDA to Consolidated Interest Expense shall not at any time fall below 2.0:1.

21.2	Borrowing Base

The Principal Guarantor shall procure that, at any time Consolidated Working Capital Debt shall not exceed the Borrowing Base at such time.

21.3	Tangible Net Worth

The Tangible Net Worth at any time during each period set out below shall not fall below the amount set out below:

Period	$
Date of this Agreement to 31 March 2004	$190,000,000
1 April 2004 to 31 March 2005:	$195,000,000
1 April 2005 to 31 March 2006:	$200,000,000
1 April 2006 to the date falling three years after the date of this Agreement:	$205,000,000

21.4	Subsidiary Working Capital Debt

Subsidiary Working Capital Debt shall at all times be less than or equal to the sum of:

85% of Subsidiary Inventory;

85% of Subsidiary Receivables; and

85% of Subsidiary Advances to Suppliers.

21.5	Uncommitted Inventory

The aggregate Uncommitted Inventory of the Tobacco Group shall not at any time exceed $100,000,000.

21.6	Consolidated Term Debt

Long Term Consolidated Indebtedness shall not at any time exceed $370,000,000.

21.7	Current Ratio

At any time the ratio of Consolidated Current Assets to Consolidated Current Liabilities shall equal or exceed 1.25:1.

21.8	Advances to Affiliates etc

At any time the aggregate amount advanced by the Borrowers to Affiliates or third party suppliers of tobacco shall not exceed $80,000,000.

21.9	Testing of covenants:

(a)	The covenants in clauses 21.1 (Interest Cover Ratio), 21.3 (Tangible Net Worth), 21.6 (Consolidated Term Debt) and 21.7 (Current Ratio) shall apply on a continuing basis and shall be tested (in the case of clause 21.1 (Interest Cover Ratio) on a rolling twelve month basis) quarterly, first by reference to the management accounts and then by reference to the relevant annual audited accounts;

(b)	The covenants in clauses 21.2 (Borrowing Base), 21.5 (Uncommitted Inventory), 21.4 (Subsidiary Working Capital Debt) and 21.8 (Advances to Affiliates etc) shall apply on a continuing basis and shall be tested quarterly (or monthly, as the case may be) by reference to the most recent Borrowing Base Certificate delivered under clause 20.4 (Borrowing Base Certificate).

21.10	Financial Covenant Definitions

“Advances to Suppliers” means:

(a)	advances made by members of the Tobacco Group to suppliers made to facilitate the purchase of tobacco to be delivered to members of the Tobacco Group in repayment of such advances; and

(b)	advances repayable within 365 days made by members of the Tobacco Group to Affiliates in order to facilitate the purchase of tobacco to be delivered to members of the Tobacco Group.

“Borrowing Base” at any time means the aggregate of:

(a)	75% of Committed Inventory; plus

(b)	60% of Uncommitted Inventory; plus

(c)	85% of Net Trade Receivables; plus

(d)	65% of Advances to Suppliers,

Less

100% of Trade Payables and less

(from the date falling 18 months after the date of this Agreement) 100% of Wool Group Debt.

“Cash” means at any time, in relation to any Tobacco Group Company, the credit balances held on accounts of such Tobacco Group Company with banks, provided that (except where the relevant bank is a Lender) the maximum aggregate credit balances to be taken into account in respect of cash which is either held with banks which are not incorporated in OECD countries or at branches of banks which are located outside OECD countries is $20,000,000.

“Cash Equivalent Investments” means short term, highly liquid investments which are readily convertible into known amounts of cash without notice and which were within three months of maturity when acquired.

“Committed Inventory” means, in relation to a member of the Tobacco Group at any time, the aggregate processed and unprocessed tobacco stocks owned by such member of the Tobacco Group which are the subject of a Confirmed Order with a Person which is not a Tobacco Group Company on arms length terms and on the basis that title remains with such member of the Tobacco Group until payment in full is received for such tobacco as shown in the most recent Borrowing Base Certificate delivered under clause 20.4 (Borrowing Base certificate).

“Confirmed Order” an order by a customer for tobacco which has been accepted in the ordinary course of business by representatives of members of the Tobacco Group and recorded on the inventory records of the Group.

“Consolidated Current Assets” means at any time, the aggregate of: (a) trading stock, (b) trade and other debtors maturing within twelve months from the relevant testing date, (c) Cash and (d) Cash Equivalent Investments in each case of each member of the Tobacco Group;

“Consolidated Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals, and provisions and payments received in advance) of each member of the Tobacco Group falling due within twelve months from the relevant testing date including, without limitation, Financial Indebtedness of the Tobacco Group (and any interest on that Financial Indebtedness) falling due within such period and amounts due in respect of dividends or taxation.

“Consolidated Income Tax Expense” shall mean, for any fiscal period of the Principal Guarantor, the aggregate liability to corporation or other taxes on income of members of the Tobacco Group accrued with respect to that period.

“Consolidated Interest Expense” shall mean, for any fiscal period of the Principal Guarantor, the aggregate interest on Financial Indebtedness accrued for such period (including, without limitation, the interest component of any finance leases to which any Tobacco Group Company is party) determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any fiscal period of the Principal Guarantor, the Tobacco Group’s net income (or net loss) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital Debt” means, at any time, Total Consolidated Indebtedness, less (a) Long Term Consolidated Indebtedness and (b) Cash and Cash Equivalent Investments.

“Doubtful Account” means amounts due to a Tobacco Group Company from a customer in the ordinary course of business of such Tobacco Group Company where any Tobacco Group Company has reason to suspect that such amounts will not be paid whether by reason of the insolvency of the customer or otherwise.

“EBITDA” for any rolling twelve month period, Consolidated Net Income for that period determined in accordance with GAAP:

(a)	adding back Consolidated Interest Expense for that period;

(b)	adding back Consolidated Income Tax Expense for that period;

(c)	adding back any amortisation of goodwill and/or know-how or other intangible assets and any depreciation of fixed assets;

(d)	deducting any item treated as extraordinary income in accordance with GAAP;

(e)	deducting any profit arising out of release of provisions for liabilities and charges, other than in the normal course of business and in accordance with GAAP consistently applied; and

(f)	excluding any share of the profits of associated companies except for dividends actually received by the Principal Guarantor.

“Long Term Consolidated Indebtedness” means at any time (the “Calculation Time”) such proportion of Total Consolidated Indebtedness as has a scheduled maturity in excess of one year from the Calculation Time but excluding indebtedness under this Agreement.

“Long Term Subsidiary Indebtedness” means at any time (the “Test Time”), such proportion of Total Subsidiary Consolidated Indebtedness as has a scheduled maturity in excess of one year from the Test Time.

“Net Trade Receivables” means with respect to a member of the Tobacco Group at any time: the aggregate gross unsubordinated amounts due and payable from trade customers of such member of the Tobacco Group in respect of the purchase of tobacco stocks in the ordinary course of business of such Tobacco Group Company at that time but excluding all Doubtful Accounts (as shown in the most recent Borrowing Base Certificate delivered under clause 20.4 (Borrowing Base certificate)).

“Subsidiary Advances to Suppliers” means advances made by members of the Subsidiary Group to suppliers made to facilitate the purchase of tobacco to be delivered to members of the Tobacco Group in repayment of such advances as shown in the most recent Borrowing Base Certificate delivered under clause 20.4 (Borrowing Base certificate).

“Subsidiary Group” means the Subsidiaries of SCC which are members of the Tobacco Group excluding SCTCI, SCTCUK and TCLTC.

“Subsidiary Inventory” means in relation to a member of the Subsidiary Group at any time, the aggregate processed and unprocessed tobacco stocks owned by such member of the Subsidiary Group as shown in the financial records of the relevant member of the subsidiary group in accordance with GAAP and in a manner consistent with the Principal Guarantor’s current practices.

“Subsidiary Receivables” means with respect to a member of the Subsidiary Group at any time: the aggregate gross amounts due and payable from:

(a)	trade customers of such member of the Subsidiary Group in respect of the purchase of tobacco stocks in the ordinary course of business of such member of the Subsidiary Group at that time; and

(b)	suppliers in respect of advances which are Subsidiary Advances to Suppliers.

“Subsidiary Working Capital Debt” means, at any time Total Subsidiary Consolidated Indebtedness less Long Term Subsidiary Indebtedness.

“Tangible Net Worth” means, at any time, total shareholders’ equity adjusted to:

(a)	deduct to the extent otherwise included, any amount attributable to a revaluation of assets (including intangible assets) after 31 December 2003;

(b)	disregard the effect of any deferred tax or other deferred assets which have been included as part of consolidated revenue reserves;

(c)	deduct intangible assets including goodwill and deferred expenses; and

(d)	deduct (or add back if a loss) accumulated other comprehensive income (to the extent that this is attributable to cumulative translation adjustments),

each as determined in accordance with GAAP.

“Total Consolidated Indebtedness” means, at any time the aggregate principal Financial Indebtedness of the Tobacco Group.

“Total Subsidiary Consolidated Indebtedness” means, at any time the aggregate principal Financial Indebtedness of the Subsidiary Group including, without limitation, advances to members of the Subsidiary Group by any of the Borrowers (net of receivables due to members of the Subsidiary Group from any of the Borrowers) after deducting Cash and Cash Equivalent Investments of the Subsidiary Group.

“Trade Payables” means amounts (including advances) due from a Tobacco Group Company to buyers and trade creditors in the ordinary course of business of that Tobacco Group Company.

“Uncommitted Inventory” means, in relation to a member of the Tobacco Group at any time, processed and unprocessed tobacco stocks owned by such member of the Tobacco Group and not the subject of any Confirmed Order and/or which is available on WAFS.

“Wool Group Debt” means the aggregate Financial Indebtedness of the Wool Group Companies.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Negative pledge

(a)	No Obligor shall create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Principal Guarantor shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms (save to the extent that the aggregate liability under recourse arrangements in respect of sales of tobacco to non OECD countries or Turkey does not exceed $25,000,000 at any time and where the maximum duration of such recourse in any individual case does not exceed 180 days);

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)	retention of title arrangements arising in the ordinary course of business of a Tobacco Group Company and securing amounts not more than 30 days overdue;

(iv)	any security listed in Schedule 7 (Existing Security) provided such security is released upon the Effective Date (as defined in the document referred to in paragraph 3(d) of Schedule 2 (Conditions precedent to Initial Utilisation));

(v)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement securing long term Financial Indebtedness incurred solely for the purpose of financing (in whole or in part) the purchase of such asset if the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group;

(vi)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

the Security is removed or discharged within 6 months of that company becoming a member of the Group;

(vii)	any Security entered into pursuant to any Finance Document.

(viii)	any other Security granted by a Tobacco Group Company which is not an Obligor which is not already contemplated in paragraphs (i) to (vii) above provided the aggregate indebtedness of all Tobacco Group Companies secured by such Security does not exceed $10,000,000.

22.4	Guarantees

None of SCTCI, SCTCUK and TCLTC shall give any guarantee or indemnity in respect of the obligations of any other person except for:

(a)	the guarantee set out in Section 7 of this Agreement); and

(b)	guarantees and counter indemnities given to banks in connection with letters of credit, guarantees and bid and performance bonds issued pursuant to bilateral facilities made available to any Borrower by a Lender.

22.5	Disposals

(a)	No Obligor shall (and the Principal Guarantor shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for or replacement of other assets comparable or superior as to type, value and quality;

(iii)	between Obligors or from a member of the Tobacco Group to an Obligor on arms’ length terms;

(iv)	of shares, business or assets of a Wool Group Company; or

(v)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iii) above) does not exceed the lower of (aa) $25,000,000 (or its equivalent in another currency or currencies) in any financial year and (bb) $50,000,000 in the period from the date of this Agreement to the date falling three years after the date of this Agreement.

22.6	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

22.7	Change of business

(a)	The Principal Guarantor shall procure that no substantial change is made to the general nature of the business of the Principal Guarantor or the Group from that carried on at the date of this Agreement provided that the Principal Guarantor may dispose of the shares, business or assets of the Wool Group or any Wool Group Company.

(b)	The Principal Guarantor shall not carry on any business except:

(i)	the ownership of shares in its Subsidiaries;

(ii)	the issue of and performance of its obligations under the Bonds;

(iii)	the issue of guarantees in respect of obligations of its Subsidiaries to banks in the ordinary course of its business as carried on at the date of this Agreement; and

(iv)	the contracting of any other liabilities as may be appropriate in the ordinary course of the Group’s business.

22.8	Environmental

(a)	Each Obligor will comply, and will cause each of its respective Subsidiaries to comply, and will use its best efforts to cause (a) their respective employees, agents, contractors and subcontractors, (b) all tenants under any lease or occupancy agreement affecting any portion of any Facility Plant and (c) all other Persons on or occupying such property, to comply, with all Environmental Laws where non-compliance could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a liability to any Finance Party.

(b)	With respect to the Obligors and each of the members of the Group and the respective Facility Plants of each of the foregoing, each Obligor will promptly advise the Agent in writing and in reasonable detail of (a) any Release of any Hazardous Material after the date hereof required to be reported to any Federal, state, local or foreign governmental or regulatory agency under all applicable Environmental Laws, (b) any remedial action taken after the date hereof by such Obligor or, to the extent such Obligor or any other member of the Group has any such knowledge, any other Person in response to (1) any Hazardous Material on, under or about any Facility Plant, the existence of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or any liability of any Finance Party or (2) any Environmental Claim asserted against any Obligor or any other member of the Group that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or any liability of any Finance Party, and (c) any request for information from any governmental agency that indicates such agency is investigating whether any Obligor or any other member of the Group may be potentially responsible for a Release of Hazardous Materials, to the extent any such Release of any Hazardous Material, remedial action or request for information could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in any liability of a Finance Party.

(c)	Each Obligor will, at its own expense, provide copies to the Agent of such documents or information to which such Obligor or any other member of the Group has access as the Agent or the Lenders may reasonably request in relation to any matters disclosed pursuant to this clause 22.8.

22.9	Hazardous Materials, remedial action

(a)

Each Obligor will, and will cause each of the members of the Group to: (i) store, use, dispose of and transport any Hazardous Materials only in compliance with all applicable Environmental Laws and (ii) promptly take any remedial action which it reasonably deems to be appropriate in response to the Release of any Hazardous Materials on, under or about any Facility Plant. In the event that any Obligor or any other member of the Group undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility Plant, such Obligor or such other member of the Group will conduct and complete such remedial action in compliance with all applicable Environmental Laws except when such Obligor’s or such other member of the Group’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Material or the appropriateness of such remedial action is being contested in good faith by such Obligor or such other member of the Group and such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made.

(b)	With respect to any asbestos currently present in any property owned, leased or operated by any Obligor or any other member of the Group, each Obligor will and will cause each other member of the Group to, promptly and in accordance with all applicable Environmental Laws and prudent industry practices, either remove such asbestos or maintain such asbestos in such condition as to pose no material risk to human health or safety.

(c)	The Obligors will indemnify the Agent and each of the Finance Parties for any and all claims brought by third parties against any Obligor or any member of the Group alleging non-compliance with Environmental Laws or otherwise claiming against any Obligor or member of the Group for injuries sustained by reason of Hazardous Materials for which the complainant seeks recovery from any Finance Party (save where such claims arise solely by reason of the gross negligence or wilful default of such Finance Party).

22.10	Delivery of information as to compliance with ERISA

(a)	Upon the reasonable request of the Agent, and (x) no later than 10 days after the date of such request or (y) within 5 days after the date on which such report is filed with the Internal Revenue Service (or any Foreign Benefits Agency) if said request is prior to said filing (but in the case of a Multiemployer Plan or a plan subject to Section 4063 of ERISA, promptly when received):

(i)	a copy of the annual report of each Employee Benefit Plan required to be filed with the Internal Revenue Service or any Foreign Benefits Agency, together with the applicable audited annual report of each such Employee Benefit Plan with ERISA footnotes; and

(ii)	promptly upon the adoption or amendment thereof, whenever any member of the ERISA Group adopts or amends any Employee Benefit Plan, in each case that could reasonably be expected to result in a material increase in the direct or contingent liabilities of the Obligors or a member of their ERISA Group, a description of such Plan as so adopted or amended; and

(iii)	promptly upon agreeing to have an obligation to contribute to a Multiemployer Plan or becoming a contributing sponsor to a plan subject to Section 4063 of ERISA,

the Obligors shall provide to the Agent a description and further reasonable information, including financial information, in the event that any member of the ERISA Group shall have an obligation to contribute to any Multiemployer Plan or any plan subject to Section 4063 of ERISA.

(b)

If and when any member of the ERISA Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Employee Benefit Plan which could reasonably be expected to constitute grounds for a termination of such plan under Title IV of ERISA, or knows that the plan administrator of any Employee Benefit Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC shall be given to the Agent by the Principal Guarantor.

(c)	If and when any member of the ERISA Group receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, the Principal Guarantor shall deliver to the Agent a copy of such notice.

(d)	If and when any member of the ERISA Group receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Employee Benefit Plan, the Principal Guarantor shall deliver to the Agent a copy of such notice.

(e)	If and when any member of the ERISA Group applies for a waiver of the minimum funding standard under Section 412 of the Code, the Principal Guarantor shall deliver to the Agent a copy of such application.

(f)	If and when any member of the ERISA Group gives notice of intent to terminate any plan under Section 4041(c) of ERISA, the Principal Guarantor shall deliver to the Agent a copy of such notice and other information filed with the PBGC.

(g)	If and when any member of the ERISA Group gives notice of withdrawal from any plan pursuant to Section 4063 of ERISA, the Principal Guarantor shall deliver to the Agent a copy of such notice.

(h)	If and when any member of the ERISA Group makes any amendment to any Employee Benefit Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security pursuant to Section 412 of the Code, the Principal Guarantor shall deliver to the Agent a certificate of the chief financial officer or the chief accounting officer of the Principal Guarantor setting forth details as to such occurrence and action, if any, which the Principal Guarantor or applicable member of the ERISA Group is required or proposes to take.

(i)	If and when there shall occur any event or notice comparable to any of the foregoing under any applicable Foreign Benefits Law, the Principal Guarantor shall deliver to the Agent a certificate of a Senior Officer of the Principal Guarantor setting forth details as to such event or notice.

(j)	If and when any member of the ERISA Group receives verbal or written notice of the commencement of any audit, investigation or enforcement action by the Department of Labour under ERISA or by any Foreign Benefits Agency under any Foreign Benefits Law the Principal Guarantor shall deliver to the Agent a copy (in the case of verbal notice, a summary) of such notice.

(k)	Upon the incurrence by the Principal Guarantor or any member of the ERISA Group of any liability with respect to the withdrawal (complete or partial) from any Multiemployer Plan or plan subject to Section 4063 of ERISA, the Principal Guarantor shall deliver to the Agent notice of such liability.

(l)	Upon the receipt by the Principal Guarantor or any member of the ERISA Group of any notice, or the receipt by any Multiemployer Plan from the Principal Guarantor or any other member of the Group, of any notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, the Principal Guarantor shall deliver to the Agent a copy of such notice.

(m)	Upon the occurrence of a Prohibited Transaction or any other violation of Title I of ERISA, the Principal Guarantor shall deliver to the Agent a notice of such Prohibited Transaction or violation.

(n)	Upon the occurrence of any event substantially similar to any of the foregoing under any Foreign Benefits Law, the Principal Guarantor shall deliver to the Agent a notice of such event.

(o)	The occurrence of any event substantially similar to any of the foregoing under any applicable Foreign Benefits Law.

(p)	Promptly after the receipt of notice of (i) the institution of any steps by any member of the ERISA Group, the PBGC or any other Person to terminate any Employee Benefit Plan; (ii) the institution of any steps by any member of the ERISA Group to withdraw from any Multiemployer Plan or plan subject to Section 4063 of ERISA; (iii) a “Prohibited Transaction” as such term is defined in Section 4975 of the Code or in Section 406 of ERISA in connection with any Employee Benefit Plan; (iv) any material increase in the contingent liability of any member of the ERISA Group with respect to any employment or post-retirement welfare liability; or (v) the taking of any action by the Internal Revenue Service, the United States Department of Labour, the PBGC or other federal government agency with respect to any of the foregoing or any other violation or incidence of non-compliance with the federal laws relating to any Employee Benefit Plan; or (vi) any event or action substantially comparable to any of the foregoing under any Foreign Benefits Law, the Borrower shall deliver to the Agent a notice of such events.

22.11	Compliance with ERISA

(a)	The Obligors will not, and will not permit any of their respective Subsidiaries, Affiliates or any member of the ERISA Group to:

(i)	engage in any Prohibited Transaction or any violation of Title I or any other Title of ERISA or the Code where such violation is reasonably likely to have a Material Adverse Effect.;

(ii)	permit to exist with respect to any Plan any unwaived accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code or any Foreign Benefits Law);

(iii)	fail to pay to any Plan any required contributions or annual installments due with respect to any waived funding deficiency;

(iv)	terminate any Plan where such event would result in any material liability of the Principal Guarantor, any Subsidiary or any Affiliate or member of the ERISA Group under Title IV of ERISA or any Foreign Benefits Law;

(v)	fail to make any required contribution or payment to any Multiemployer Plan;

(vi)	amend any Plan resulting in an increase in the current liability for the plan year such that the Principal Guarantor, any Subsidiary, or any Affiliate or any member of the ERISA Group is required to provide security under such Plan under Section 401(a)(29) of the Code;

(vii)	withdraw from any Multiemployer Plan where such withdrawal could result in any liability of the Principal Guarantor, any Subsidiary, any Affiliate or any member of the ERISA Group; or

(viii)	engage in any substantially similar transaction under any Foreign Benefits Law.

22.12	Insurance

Each Obligor shall and will procure that each of its Subsidiaries shall maintain such policies of insurance in relation to its business and assets as a reasonably prudent person carrying on a similar business to that member of the Group might be expected to maintain over such assets and/or in respect of such liabilities (including policies to cover public, product, environmental, terrorism, business interruption and third party liability) and from time to time upon request supply the Agent with copies of all such insurance policies or certificates of insurance or such other evidence of the existence of such policies as may be acceptable to the Agent, together with confirmation of payment of premiums.

22.13	No double financing

No Borrower shall (and each Borrower shall ensure that none of its Subsidiaries shall) incur Financial Indebtedness from more than one financial institution or third party provider of supplier credit in respect of the same tobacco inventory.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within two Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 14 Business Days of the Agent giving notice to the Principal Guarantor or the Principal Guarantor becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	A member of the Group which is not an Excluded Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group which is not an Excluded Company is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group which is not an Excluded Company.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step (except for Excluded Proceedings) is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group (not being an Excluded Company) other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, assignment or arrangement with any creditor of any member of the Group except for an Excluded Company;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group except for an Excluded Company or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

23.8	Involuntary Bankruptcy; Appointment of Receiver, etc.

(a)	With respect only to the Principal Guarantor and SCTCI or another member of the Group incorporated in the United States of America, a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Principal Guarantor or SCTCI in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency, winding-up, reorganization or other similar law now or hereafter in effect in the United States of America or elsewhere; or any other similar relief shall be granted under any applicable Federal or state law; or

(b)	An involuntary case is commenced against the Principal Guarantor or SCTCI or another member of the Group incorporated in any state of the United States of America under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Principal Guarantor or SCTCI or such other member of the Group, or over all or a substantial part of its property, shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Principal Guarantor or SCTCI or such other member of the Group for all or a substantial part of its property; or the issuance of a warrant of attachment, execution or similar process against any substantial part of the property of the Principal Guarantor or SCTCI or such other member of the Group, and the continuance of any such event for 60 days unless dismissed, bonded or discharged.

23.9	Voluntary Bankruptcy; Appointment of Receiver, etc.

(a)	With respect only to the Principal Guarantor and SCTCI or another member of the Group incorporated in any state of the United States of America, the Principal Guarantor or SCTCI or such member of the Group shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code of the United States of America or any applicable bankruptcy, insolvency, winding-up, reorganization or other similar law now or hereafter in effect in the United States of America or elsewhere, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or making possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by the Principal Guarantor or SCTCI or such member of the Group of any assignment for the benefit of creditors; or

(b)	The inability or failure of the Principal Guarantor or SCTCI or any other member of the Group incorporated in any state of the United States of America, or the admission by the Principal Guarantor or SCTCI or such other member of the Group in writing of its inability to pay its debts as such debts become due; or the members of the Board of Directors of the Principal Guarantor or SCTCI or such member of the Group (or any committee thereof) adopts any resolution or otherwise authorizes action to approve any of the actions referred to in clause 23.8 or this clause 23.9.

23.10	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of $10,000,000 or more and is not discharged within 14 days.

23.11	Ownership of the Obligors

An Obligor (other than the Principal Guarantor) is not or ceases to be a wholly owned Subsidiary of the Principal Guarantor.

23.12	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.13	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.14	Material adverse effect

Any events or circumstances arise which have a Material Adverse Effect.

23.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Principal Guarantor:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and is a Qualifying Lender (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Principal Guarantor is required for an assignment or transfer by a Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Principal Guarantor to an assignment or transfer if to another bank must not be unreasonably withheld or delayed. The Principal Guarantor will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Principal Guarantor within that time.

(c)	The consent of the Principal Guarantor to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £1000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance

Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate, provided that prior to any disclosure under (a) or (b) above, the recipient of such information shall have signed a confidentiality agreement in mutatis mutandis the same form as Schedule 8 (LMA Form of Confidentiality Undertaking) .

25.	ASSIGNMENTS AND TRANSFER BY OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Principal Guarantor (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger nor, in each case, its officers, employees or agents:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.3 (Third Party Rights) and the provision of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Obligors.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Obligors, in which case the Majority Lenders (after consultation with the Obligors) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Obligors) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Principal Guarantor) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Principal Guarantor and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency .

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

After the occurrence of an Event of Default that is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Principal Guarantor, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Principal Guarantor in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Banking Agency

Each of the Borrowers confirms that Standard Commercial Tobacco Services (UK) Limited (“SCTSUK) is duly authorised to act as its agent in connection with the delivery of Utilisation Requests and day to day administration of the Facility and that the Finance Parties are entitled in all respects to treat a communication from SCTSUK with respect to a Borrower as if it had been delivered by that Borrower personally. For the avoidance of doubt, SCTSUK shall have no authority to act on behalf of SCC, nor shall it be entitled to execute or deliver any certificate required to be delivered under clauses 20.2 (Compliance Certificate), 20.4 (Borrowing Base Certificate), 20.5 (Uncommitted Inventory), 20.7 (Financial Information) or 20.8 (Notification of Default).

The Finance Parties shall at all times be entitled to assume that the individuals most recently notified to the Agent in writing (with a copy to all Lenders) as being the authorised signatories of SCTSUK are the individuals currently authorised to execute documentation and give instructions on behalf of SCTSUK.

31.6	Electronic Communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(c)	in English; or

(d)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders; or

(vi)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement is governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints SCTCUK as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Obligors

Name of Borrower	Registration number (or equivalent, if any)

Standard Commercial Tobacco Co., Inc.	56-0323420

Standard Commercial Tobacco Company (UK) Limited	1411968

Trans-Continental Leaf Tobacco Corporation Limited	H.54/14

Name of Guarantor	Registration number (or equivalent, if any)

Standard Commercial Tobacco Co., Inc.	56-0323420

Standard Commercial Tobacco Company (UK) Limited	1411968

Trans-Continental Leaf Tobacco Corporation Limited	H.54/14

Standard Commercial Corporation	Federal Tax Identification Number 13/1337610

Part II

The Original Lenders - other than UK Non-Bank Lenders

Name of Original Lender	Commitment
Deutsche Bank AG in Hamburg	$30,000,000
ING BHF-Bank AG, Hamburg	$10,000,000
ING Bank N.V., London Branch	$20,000,000
Fortis Project Finance Limited	$30,000,000
Standard Chartered Bank	$30,000,000
ABN Amro Bank N.V., Amsterdam Branch	$30,000,000
Total	$150,000,000

Part III

The Original Lenders - UK Non-Bank Lenders

Name of Original Lender	Commitment

SCHEDULE 2

CONDITIONS PRECEDENT

Conditions Precedent to Initial Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor and, in the case of each of the Principal Guarantor and SCTCI, a copy of its certificate of good standing.

(b)	A copy of a resolution of the board of directors of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(iv)	(if the Obligor is also a Borrower) approving (or ratifying if already entered into) its agency agreement referred to at paragraph (e) below.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	(i) a copy, certified by an officer of TCLTC, of the agency agreement between TCLTC and Standard Commercial Tobacco Services (UK) Limited relating to borrowings by TCLTC, together with details and specimen signatures of the persons authorised to operate such agency agreement.

(ii)	a copy, certified by an officer of SCTCUK, of the agency agreement between SCTCUK and Standard Commercial Tobacco Services (UK) Limited relating to borrowings by SCTCUK, together with details and specimen signatures of the persons authorised to operate such agency agreement.

(iii)	a copy, certified by an officer of SCTCI, of the agency agreement between SCTCI and Standard Commercial Tobacco Services (UK) Limited relating to borrowings by SCTCI, together with details and specimen signatures of the persons authorised to operate such agency agreement.

(e)	A certificate of the Principal Guarantor (signed by an officer) dated no earlier than 7 days prior to the date of the proposed first Utilisation confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Obligor dated no earlier than 7 days prior to the date of the proposed Initial Utilisation certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	In relation to SCTCUK, a legal opinion of Lovells, legal advisers to the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	In relation to each of the Principal Guarantor and SCTCI, a legal opinion of Narron, Holdford Babb, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	In relation to TCLTC, a legal opinion of Batliner & Konrad, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Principal Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of each Obligor.

(c)	Evidence that the fees, costs and expenses then due from the Principal Guarantor pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	A copy of an agreement signed by each of the Obligors and each other party to the MFA cancelling each of the facilities regulated by the MFA and releasing all security granted by any member of the Group in respect of facilities regulated by the MFA.

(e)	A completed signed Utilisation Request relating to the First Utilisation containing irrevocable transfer orders in order to repay all borrowings under the facilities regulated by the MFA.

(f)	A Borrowing Base Certificate as at a date no earlier than 30 days before the proposed date of the First Utilisation.

(g)	The Principal Guarantor having issued the Bonds and confirmation by the Principal Guarantor that the existing bonds issued by the Principal Guarantor and SCTCI will be prepaid no later than 3 May 2004.

(h)	Written confirmation from each of Dresdner Bank AG, Fortis Bank S.A./N.V., Standard Chartered Bank, Deutsche Bank AG in Hamburg and ING BHF-Bank AG that it has in place with the Borrowers arrangements satisfactory to it in relation to bonds, guarantees or similar contingent obligations issued by it in its capacity as a lender under the MFA.

(i)	a notarised form of this Agreement or a document incorporating the jurisdiction clause from this Agreement duly executed on behalf of all parties to this Agreement such that this Agreement constitutes a public document for the purposes of Liechtenstein law.

SCHEDULE 3

UTILISATION REQUEST

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

[Company] – [        ] Facility Agreement

dated [            ] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[dollars]/[euros]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate the Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other Governmental Authority which replaces all or any of its functions); or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the following provisions of this Schedule. The Mandatory Cost will be the rate calculated by the Agent to be the weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loans) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as the per cent. per annum rate resulting from the application of the formulae:

(a) for Sterling Loans:	AB + C(B - D) + E x 0.01
100 - (A + C)

(b) for Loans in any other currency:	E x 0.01
300

where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements;

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan;

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England;

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits; and

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply, in writing on or prior to the date on which it becomes a Lender, its jurisdiction of incorporation and the jurisdiction of its Facility Office and any other information that the Agent may reasonably require for such purpose. Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

The Agent may from time to time, after consultation with the Principal Guarantor and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions). Any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATES

To: [            ] as Agent

From: [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Company] – [        ] Facility Agreement

dated [        ] (the “ Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom, or a partnership each member of which is a company resident in the United Kingdom, for United Kingdom tax purposes; or

(b)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a branch or agency and interest payable in respect of an advance under a Finance Document falls to be brought into account in computing the chargeable profits of that company for the purposes of section 11(2) of the Taxes Act.][1]

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6]	This Transfer Certificate is governed by English law.

[1]	Include if New Lender comes within paragraph (ii) of the definition of Qualifying Lender in Clause 13.1 (Definitions)

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[Agent]

By:

SCHEDULE 6

PART 1

FORM OF COMPLIANCE CERTIFICATE TO BE GIVEN BY PRINCIPAL GUARANTOR (CLAUSE 20.2(B))

To: [            ] as Agent

From: Standard Commercial Corporation

Dated:

Dear Sirs

Facility Agreement dated [            ] made between Standard Commercial Corporation as Principal Guarantor, Standard Commercial Tobacco Company, Inc, Standard Commercial Tobacco Company (UK) Limited and Trans-Continental Leaf Tobacco Corporation Limited as Borrowers, Deutsche Bank AG in Hamburg as Arranger, ING Bank N.V. as Co-Arranger and Facility Agent and the Lenders named therein (the “ Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate delivered in accordance with clause 20.2(b) of the Agreement. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	This Compliance Certificate is given in connection with [insert details of relevant financial statements] We confirm that as at [date of relevant financial statements] all financial covenants contained in clause 21 are fully complied with and we set out below computations setting out in reasonable detail our compliance with those covenants as at the date as at which those financial statements were drawn up.

[insert calculations]

3.	We confirm that no Default is continuing.

Signed:
Officer
Of
Standard Commercial Corporation

PART 2

FORM OF COMPLIANCE CERTIFICATE TO BE GIVEN BY AUDITORS (CLAUSE 20.2(B))

[On letterhead of Auditors]

To:	The Board of Directors

Standard Commercial Corporation

Wilson,

North Carolina

and to: ING Bank N.V., London Branch as Agent

[Date]

Re: Auditor’s Certificate in respect of the $150 million facility agreement (the “Agreement”) dated [            ] among Standard Commercial Tobacco Co., Inc., Standard Commercial Tobacco Company (UK) Limited and Trans-Continental Leaf Tobacco Corporation Limited (the “Borrowers”), Standard Commercial Corporation (the “Principal Guarantor”) and the Lenders

Dear [            ]

We have audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of Standard Commercial Corporation as of March 31, 200[  ], and the related statements of income and comprehensive income (loss), shareholders’ equity and cash flows for the year then ended, and have issued our report thereon dated May _, 200[  ].

In connection with our audit, nothing came to our attention that caused us to believe that the company failed to comply with the terms, covenants, provisions or conditions of Section 21.1 to 21.8 inclusive, of the Facility Agreement dated             , 200[  ], with amongst others ING Bank N.V. London Branch as Agent for the Lenders insofar as they relate to financial and accounting matters. However, our audit was not directed primarily toward obtaining knowledge of noncompliance with such Sections.

This report is intended solely for the information and use of the boards of directors and management of Standard Commercial Corporation and ING Bank N.V. London Branch as Agent for the Lenders and is not intended to be and should not be used by anyone other than these specified parties.

Yours sincerely,

[Name: ]

For and on behalf of [Auditors]

SCHEDULE 7

EXISTING SECURITY

Name of Obligor	Security
SCTCUK	Guarantee and Debenture dated 5 May 1995 in favour of Fortis Bank (Nederland) N.V as Security Agent

SCTCUK	Guarantee and Debenture dated 11 May 1995 in favour of Fortis Bank (Nederland) N.V as Security Agent

SCTCUK	Supplemental Agreement to Warehouse Locking Agreement

SCTCUK	General Letter of Pledge dated 30 May 1995 in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK	Supplemental Deed dated 31 July 1997 in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK	Charge of Shares dated 30 May 1995 relating to shares in Stancom Tobacco Company (Malawi) Limited and Siemssen Threshie (Malawi) Limited

SCTCUK	Warehouse Locking Agreement dated 30 May 1995 with Tabaknatie in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK	Supplemental Deed to General Pledge dated 31 July 1997 in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK	Cash Charge dated 16 July 1996 in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK	Cash Charge dated 23 August 1996 in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK	Supplemental Deed dated 31 July 1997 in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK/Advhus Gestion SNC	Share Pledge dated 5 May 1995 relating to 75% of the shares in Standard Wool France S.A. in favour of Fortis Bank (Nederland) N.V. as Security Agent

SCTCUK/TCLTC/SCTCI	The general terms and conditions of Fortis Bank SA/NV provide for a pledge on all goods and documents of title which are in the possession of or will come into the possession of the Banks

SCTCUK/TCLTC/SCTCI	The general terms and conditions of Norddeutsche Landesbank Girozentrale provide for a pledge on all goods and documents of title which are in the possession of or will come into the possession of the Banks

Standard Wool, Inc	Share Pledge dated 5 May 1995 relating to 25% of the shares in Standard Wool France S.A. in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	Guarantee and Debenture dated 5 May 1995 in favour of Fortis Bank (Nederland) N.V as Security Agent

TCLTC	Supplemental Agreement to General Letter of Pledge dated 30 May 1995 in favour of Fortis (Nederland) N.V

TCLTC	Security Agreement relating to Receivables dated 30 May 1995 in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	Charge over Shares relating to shares in Stancom Tobacco (Private) Limited in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	General Letter of Pledge dated 30 May 1995 in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	Pledge dated 30 May 1995 relating to shares in Transhellenic Tobacco SA in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	Warehouse Locking Agreement dated 30 May 1995 with Tabaknatie in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	Supplemental Agreement to Warehouse Locking Agreement

TCLTC	Security Agreement dated 26 February 1996 in respect of shares of TCLTC Jersey in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC	Supplemental Agreement to the Security Agreement dated 26 February 1996 in respect of shares of TC Jersey in favour of Fortis (Nederland) N.V. as Security Agent

TCLTC	Supplemental Deed dated 13 August 1997 to a security agreement dated 30 May 1995 in favour of Fortis (Nederland) N.V. as Security Agent

TCLTC	Import Security Agreement in favour of ING BHF-Bank AG

TCLTC	Supplemental Deed dated 13 August 1997 to a charge over shares dated 30 May 1995 in respect of shares in Stancom Tobacco (Private) Limited in favour of Fortis (Nederland) N.V. as Security Agent

TCLTC	Import Finanzierung (Mantelvertrag) mit sicherheitenbestellung in favour of Deutsche Bank AG

TCLTC	Supplemental Agreement to Guarantee and Debenture dated 5 May 1996 in favour of Fortis (Nederland) N.V. as Security Agent

TCLTC Jersey, TCLTC, SCC	Deed of Covenant dated 26 February 1996 in relation to TCLTC Jersey in favour of Fortis Bank (Nederland) N.V. as Security Agent

TCLTC Jersey	Guarantee and Debenture dated 26 February 1996 in favour of Fortis Bank (Nederland) N.V. as Security Agent

TC Jersey	Supplemental Agreement to Guarantee and debenture dated 16 February 1996 in favour of Fortis (Nederland) N.V. as Security Agent

TCLTC/TCLTC Jersey	Receivables Sale Agreement dated 26 February 1996

TCLTC, TC Jersey and SCTCI	Deed of Covenant in favour of Fortis (Nederland) N.V. as Security Agent

SCTCI, General Processors, Inc. and W.A. Adams Company	Amended and restated Guaranty Agreement dated 31 July 1997 in favour of Bankers Trust Company as Security Agent

SCTCI, General Processors, Inc. and W.A. Adams Company	Amended and Restated Security Agreement dated 31 July 1997 in favour of Bankers Trust Company as Security Agent

SCTCI, General Processors, Inc. and W.A. Adams Company	Amended and restated Hazardous Materials Indemnity Agreement dated 12 July 1996 in favour of Bankers Trust Company as Security Agent

SCTCI, General Processors, Inc. and W.A. Adams Company	Amended and restated Hazardous Materials Indemnity Agreement dated 31 July 1997 in favour of Bankers Trust Company as Security Agent

SCTCI	Fourth Amended and restated Deed of Trust and Security Agreement dated October 2002 relating to property in Wilson County

SCTCI	Fourth Amended and Restated Deed of Trust and Security Agreement dated October 2002 relating to property in Granville County

SCTCI	Deed of Trust and Security Agreement dated 2 October 2003 relating to additional property in Wilson County

SCTCI	Fourth Amended and Restated Mortgage and Security Agreement dated October 2002 relating to property in Washington County

SCTCI	Loan and Security Agreement dated 2 May 1995 made between SCTCI, NationsBank and First Union Commercial Corporation

SCTCI	Charge over Shares in SCTCUK and SCTSUK in favour of Fortis (Nederland) N.V. as Security Agent

SCTCI	Pledge of shares in TCLTC in favour of Fortis (Nederland) N.V. as Security Agent

Standard Commercial Tobacco Processors LLC, Standard Commercial Tobacco Operations LLC and Standard Commercial Tobacco Threshing LLC	Guaranty Agreement dated 7 June 2001 in favour of the Finance Parties and First Union Bank (now known as Wachovia Bank, National Association) as Security Agent

Standard Commercial Tobacco Processors LLC, Standard Commercial Tobacco Operations LLC and Standard Commercial Tobacco Threshing LLC	Security Agreement dated 7 June 2001 in favour of the Finance Parties and First Union Bank (now known as Wachovia Bank, National Association) as Security Agent

Stancom Tobacco (Malawi) Limited	Second Equitable Charge of Shares in Tobacco Processors (Malawi) Limited dated 30 May 1995 in favour of Fortis Bank (Nederland) N.V. as Security Agent

The Obligors	Intercreditor and Subordination Agreement dated 15 July 1996 with NationsBank N.A. (South) as collateral and administrative agent for the Senior Lenders and Fortis Bank (Nederland) N.V. as collateral and administrative agent for the Junior Lenders

SCHEDULE 8

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Arranger]

To:

[insert name of Potential Lender]

Re:	The Facilit[y/ies]

Borrower: Amount: Agent:

Dear Sirs

We understand that you are considering participating in the Facilit[y/ies]. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

1.1	You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilit[y/ies];

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilit[y/ies].

2.	PERMITTED DISCLOSURE

2.1	We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(i)	where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body,

(ii)	where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or

(iii)	where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(b)	with the prior written consent of us and the Borrower.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease

(a)	if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilit[y/ies] or

(b)	twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”)

(i)	make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the

Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or

(ii)	shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	THIRD PARTY RIGHTS

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	DEFINITIONS

In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facilt[y/ies], provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that

(a)	is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or

(b)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilit[y/ies].

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Arranger]

To:	[Arranger]

The Borrower and each other member of the Tobacco Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Lender]

SCHEDULE 9

TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	9.30am D-3

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	11am D-3

LIBOR is fixed	Quotation Day as of 11:00 a.m. London time

“D” - Date of Utilisation

SCHEDULE 10

WOOL GROUP COMPANIES

Standard Wool, Inc.

Advhus Gestion Société Civile

Standard Wool France S.A.

Peignage de la Tossee S.A.

Standard Wool Deutschland GmbH

Lanimex Trading GmbH

Prolaine Wollhandels GmbH

Lohmann & Company Wollhandell GmbH

Standard Wool Holdings S.A.

Standard Wood Argentina

Pole Fueguina S.A.

Roca S.A.

Standard Wool (UK) Ltd

Jacomb Hoare (Bradford) Ltd

Thomas Chadwick & Sons Ltd

Standard Wool (Chile) S.A.

Tentler & Co. B.V.

SCHEDULE 11

EMPLOYEE BENEFIT PLANS (ERISA)

Plan Number	Plan Name
501	Standard Commercial Corporation Basic Group Life and AD&D Plan
502	Standard Commercial Corporation Group Long-Term Disability Insurance Plan
505	Standard Commercial Corporation Cafeteria Plan
506	Standard Commercial Corporation Medical Reimbursement Plan
508	Standard Commercial Corporation Comprehensive Major Medical Plan
509	Standard Commercial Corporation Employee Benefit Trust
510	Standard Commercial Tobacco Co., Inc. Union Medical Plan
001	Standard Commercial Corporation Defined Benefit Pension Plan
002	Standard Commercial Corporation Savings Incentive Plan
007	Standard Commercial Tobacco Co., Inc. Union 401(k) Plan
-	Standard Group UK Pension Scheme and Disability Scheme
-	The Trans-Continental Leaf Tobacco 1995 Retirement Plan and Long Term Disability Scheme

SCHEDULE 12

BORROWING BASE CERTIFICATE

Dated [            ]

Delivered in respect of 3 Month period ending on [            ]

(in millions of US $)	Book Value	Advance Rate	Contribution to Borrowing Base
Committed Inventory		75%	0.0
Uncommitted Inventory		60%	0.0
Net Trade Receivables		85%	0.0
Advances to Suppliers		65%	0.0
Less:
Trade Payables (100%) add			0.0
Wool Group Debt (100%) (from 18 months after date of the Agreement)			0.0
Borrowing Base			0.0
Consolidated Working Capital Debt			0.0
Availability			0.0
(Borrowing Base minus Consolidated Working Capital Debt)

Financial covenant confirmations:

(a) Clause 21.4 (Subsidiary Working Capital Debt)			0.0
(b) Clause 21.5 (Uncommitted Inventory) Aggregate Uncommitted Inventory of the Tobacco Group			0.0
(c) Clause 21.8 (Advances to Affiliates etc) Aggregate Borrowers’ advances to Affiliates or third party suppliers of Tobacco			0.0
Subsidiary Inventory add		85%	0.0
Subsidiary Receivables add		85%	0.0
Subsidiary Advances to Suppliers		85%	0.0
Total			0.0

SCHEDULE 13

EXCLUDED COMPANIES

W.A. Adams Group

W.A. Adams Company

Stancom Home Center

TransContinental STD Tanzania

N.G. Fleming Insurance Ltd

A. Chalmers India

Salomon Bros Tob. Ltd

Leoni & Dent

G.S. Ladas Cyprus

S Threhie, Jamaica

MTIL

Esaltab, Zim

Stanfris, Zim

Leaf Trading Company

T.C. Fanning

Bela Trading, Germany

Trans-Continental Leaf Tobacco Corporation ZAO

Siam Tobacco Export Corporation Ltd

Tobacco Processors (Zimbabwe) Ltd

Adams International Ltd

Trans-Continental Participacoes e Empreendimentos Ltda

Leaf Trading Company Ltd

Werkhof GmbH

The Wool Group Companies

Exportadora de Tobaco de Honduras S.A. de C.V.

Carolina Trading Corporation

Jas. I. Miller Tobacco Co. Ltd.

Standard Commercial Tobacco Singapore Pte. Ltd.

Standard Commercial Services Inc.

Stancom Tanzania (Jersey) Ltd.

Standard Commercial Tobacco Company of Canada Ltd.

N.G. Fleming Ltd.

Siemssen Threshie (Malawi) Ltd.

The Obligors

Signed by:	Timothy S Price

Name:	Timothy S Price

For and on behalf of

Standard Commercial Corporation

Address:	2201 Miller Road/ P.O. Box 450

Wilson, North Carolina 27894

USA

Tel No:	+(252) 291 5507

Fax No:	+(252) 237 1109

Attention:	Vice President & Treasurer

Signed by:	Timothy S Price

Name:	Timothy S Price

For and on behalf of

Standard Commercial Tobacco Co., Inc.

Address:	2201 Miller Road/ P.O. Box 450

Wilson, North Carolina 27894

USA

Tel No:	+(252) 291 5507

Fax No:	+(252) 237 1109

Attention:	Assistant Treasurer

Signed by:	Timothy S Price

Name:	Timothy S Price

For and on behalf of

Standard Commercial Tobacco Company (UK) Limited

Address:	Standard House

Weyside Park

Godalming GU7 1XE

UK

Tel No:	+44(0) 1483 257 257

Fax No:	+44 (0) 1483 257 240

Attention:	Assistant Treasurer

Signed by:	Timothy S Price

Name:	Timothy S Price

For and on behalf of

Trans-Continental Leaf Tobacco Corporation Limited

Address:	Aeulestrasse 38

FL-9490 Vaduz

P.O. Box 583

Liechtenstein

Tel No:	236 52 11

Fax No:	236 52 26

Attention:	Mr Timm Schneider, Director

The Arrangers

Signed by:	Michael Ziesenitz Felix Ulbricht

Name:	Michael Ziesenitz Felix Ulbricht

For and on behalf of

Deutsche Bank AG in Hamburg

Address:	Adolphsplatz 7

20457 Hamburg

Germany

Tel No:	+49 (0) 40 3701 5580

Fax No:	+49 (0) 40 3701 4684

Attention:	Michael Ziesenitz/Felix Ulbricht

Signed by:	Alastair Houlding

Name:	Alastair Houlding

For and on behalf of

ING Bank N.V., London Branch

Address:	60 London Wall

London EC2M 5TP

United Kingdom

Tel No:	+44 (0) 20 7767 5917

Fax No:	+44 (0) 20 7767 7323

Attention:	Alastair Houlding

The Agent

Signed by:	Michael Clarke

Name:	Michael Clarke

For and on behalf of

ING Bank N.V., London Branch

Address:	60 London Wall

London EC2M 5TP

United Kingdom

Tel No:	+44 (0) 20 7767 5912

Fax No:	+44 (0) 20 7767 7324

Attention:	David Hobbs

The Lenders

Signed by:	VGA Zimmerman TD Buurma

Name:	VGA Zimmerman TD Buurma

For and on behalf of

ABN Amro Bank N.V.

Address:	Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

Tel No:	+31 20 6287 130

Fax No:	+31 20 6286 226

Attention:	T.D. Buurma

Signed by:	Michael Ziesenitz Felix Ulbricht

Name:	Michael Ziesenitz Felix Ulbricht

For and on behalf of

Deutsche Bank AG in Hamburg

Address:	Adolphsplatz 7

20457 Hamburg

Germany

Tel No:	+49 (0) 40 3701 5580

Fax No:	+49 (0) 40 3701 4684

Attention:	Michael Ziesenitz/Felix Ulbricht

Signed by:	Louise Fein

Name:	Louise Fein

For and on behalf of

Fortis Project Finance Limited

Address:	23 Camomile Street

London EC3A 7PP

United Kingdom

Tel No:	+44 (0) 20 7444 8700

Fax No:	+44 (0) 20 7444 8810

Attention:	Victoria McFarlane

Signed by:	Alastair Houlding

Name:	Alastair Houlding

For and on behalf of

ING Bank N.V., London Branch

Address:	60 London Wall

London EC2M 5TP

United Kingdom

Tel No:	+44 (0) 20 7767 5917

Fax No:	+44 (0) 20 7767 7323

Attention:	Alastair Houlding

Signed by:	Theodore Budde Torsten Schoop

Name:	Theodore Budde Torsten Schoop

For and on behalf of

ING BHF-Bank AG, Hamburg Branch

Address:	Neuer Wall 54

20354 Hamburg

Germany

Tel No:	+49 40 320 09211

Fax No:	+49 40 320 09200

Attention:	Mr Theodore Budde

Signed by:	Francois Bordes John Fischer

Name:	Francois Bordes John Fischer

For and on behalf of

Standard Chartered Bank

Address:	22 Billiter Street

London EC3M 2RY

United Kingdom

Tel No:	+44 207 280 7752

Fax No:	+44 207 280 7598

Attention:	Lee Bellamy and Simon Williams